FOR IMMEDIATE RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Steven Freishtat	Washington, DC 20006
Vice President, Finance	Tel 202-774-3198
E-Mail: sfreishtat@washreit.com	Fax 301-984-9610
www.washreit.com

April 28, 2021

WashREIT Announces First Quarter 2021 Results
Washington Real Estate Investment Trust (“WashREIT” or the “Company”) (NYSE: WRE), a leading owner and operator of multifamily and commercial properties in the Washington, DC area, reported financial and operating results today for the quarter ended March 31, 2021:

Financial Results
•Net loss was $1.1 million, or $0.02 per diluted share
•NAREIT FFO(1) was $28.5 million, or $0.34 per diluted share
•Core FFO was $0.34 per diluted share

First Quarter Operational Highlights
•Net Operating Income (NOI)(2) was $42.9 million
•Same-store(3) NOI declined 6.5% and cash NOI declined 6.0% compared to the first quarter of 2020, due to decreases in office and multifamily revenues of 7.8% and 3.8%, respectively, primarily due to the negative impact of COVID-19, as well as higher multifamily operating expenses and lower lease termination fees, partially offset by lower commercial operating expenses
•Collected over 98% of cash rent from multifamily residents and commercial tenants
•Multifamily net applications at urban properties increased 49% year-over-year
•Multifamily lease rates(4) declined 4.8% and 7.4%, on a gross blended and effective blended basis, respectively
•Signed 154,000 square feet of commercial leases during the quarter
•Office touring and proposal activity increased in March to the highest level since the onset of the pandemic in March 2020

Current Operational Highlights
•Multifamily new lease rates improved by over 5% thus far in April from March on an effective basis, and new lease executions with May move-ins indicate continued improvement
•Current Multifamily occupancy, excluding the two rent-controlled properties and Trove, increased 80 basis points from year-end to 95.8%
•Our two rent-controlled urban properties have experienced recent renewed strength, which has driven the 30-day occupancy trend for these properties above 94%, a 440-basis point improvement from 30 days ago
•Multifamily leasing concessions at urban properties continue to ease heading into the spring leasing season
•Trove is currently 51% leased and remains on track to reach expected stabilization in the second quarter of 2022

Washington Real Estate Investment Trust

•New office lease negotiations are on the rise and more tenants are returning to their office spaces; the total number of office spaces actively being utilized by tenants increased to over 60%
•Signed approximately 75,000 square feet of commercial leases thus far in April
•Commercial tenant credit performance remains strong and stable year-to-date

Liquidity Position
•Available liquidity of approximately $670 million as of March 31, 2021 consisting of the remaining capacity under the Company's $700 million revolving credit facility and cash on hand
•The Company has no secured debt and no debt scheduled to mature until the fourth quarter of 2022

Cash Collections
Multifamily
•Collected over 98% of cash and contractual rent due during the first quarter
•Net deferred rent(5) associated with multifamily residents was $20,000

Commercial
•Collected 99% of cash and contractual rent due from office tenants during the first quarter
•Net deferred rent associated with office tenants was $0.7 million
•Collected 96% of cash rent and 97% of contractual rent due from retail tenants during the first quarter
•Net deferred rent associated with retail tenants was $0.9 million

"We are pleased with the early signs of recovery that we are seeing across our multifamily and commercial portfolios," said Paul T. McDermott, President and CEO. "In multifamily, we believe improving lease rates and declining concessions, combined with stable occupancy point toward continued NOI growth over the course of the year. In commercial, touring and proposal activity increased during the quarter, renewal activity has picked up, and collections remain strong. Looking ahead, we remain focused on optimizing our multifamily pricing, capturing new commercial leases as confidence and visibility returns, and pursuing opportunities for transformation led by our research-driven multifamily investment strategy."

First Quarter Operating Results
The Company’s first quarter operating results have a challenging comparison against first quarter 2020 when we were building significant momentum pre-pandemic. The Company's overall portfolio NOI was $42.9 million for the quarter ended March 31, 2021 compared to $48.2 million in the corresponding prior year period. The decrease was primarily driven by the impact of asset sales during 2020, and lower rental income and higher credit losses as a result of COVID-19 as the comparative period was minimally impacted by the pandemic.

Portfolio by Sector:

▪Multifamily Same-Store NOI - Same-store NOI and cash NOI decreased by 9.0% compared to the corresponding prior year period, which was the best performing quarter in the last 10 years. Revenue decreased 3.8%, primarily due to COVID-19 and expenses increased due to snow removal, the timing of utility expenses, and insurance. At quarter end, the total operating portfolio, excluding Trove, was 94.9% occupied and 96.5% leased.

▪Office Same-Store NOI - Same-store NOI decreased by 6.1% and cash NOI decreased by 4.7% compared to the corresponding prior year period, primarily due to lower parking income related to COVID-19 and lower lease termination fees, partially offset by lower operating expenses. The Office portfolio was 83.3% occupied and 83.6% leased at quarter end.

Washington Real Estate Investment Trust

▪Other(6) Same-Store NOI - Same-store NOI and cash NOI increased by $0.3 million compared to the corresponding prior year period driven by lower credit losses and higher expense reimbursements. The Other portfolio was 87.4% occupied and 88.7% leased at quarter end.

Multifamily Leasing Activity

▪Lease rates declined 4.8% and 7.4% on a gross blended and effective blended basis, respectively, during the first quarter. Suburban lease rates declined 0.4% on a gross blended basis and 1.3% on an effective blended basis, while urban lease rates declined 7.2% and 10.7% on a gross and effective blended basis, respectively, during the first quarter.

Commercial Leasing Activity

During the first quarter, WashREIT signed commercial leases totaling 154,000 square feet, including 29,000 square feet of new leases and 125,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis).

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
New:
Office	29,000	6.7	3.9	$58.22	4.3%	$16.01	$19.04

Renewal:
Office	57,000	3.6	2.1	$57.45	7.1%	$1.03	$3.16
Retail	68,000	5.8	0.2	$21.81	12.6%	$—	$1.39
Total	125,000	4.8	1.5	$37.96	8.7%	$0.47	$2.19

2021 Outlook

The Company is providing Core FFO guidance for Q2 2021 along with key Q2 2021 assumptions and metrics relating to such guidance as described below. When it is in a position to do so, the Company expects to provide full year Core FFO guidance, as well as its full year outlook on key assumptions and metrics, consistent with its pre-COVID-19 practice. The Company does not expect to provide guidance by quarter on an ongoing basis. While the short-term situation surrounding COVID-19 and the associated economic impact are fluid, the Company remains focused on delivering improved results over the long term.

"While we are seeing early signs of recovery across our multifamily and commercial portfolios, the timing and pace of the economy reopening remains uncertain, and we are not ready to forecast, with a sufficient degree of accuracy, the extent of the recovery over the course of the full year," said Stephen E. Riffee, Executive Vice President and CFO. "However, we are providing Core FFO guidance for the second quarter. We plan to continue to provide periodic updates on our performance while we monitor the market environment for more visibility regarding the extent of recovery over the course of the year."

Core FFO for the quarter ending June 30, 2021 is expected to range from $0.32 to $0.35 per diluted share(a). The following assumptions are included in the Core FFO guidance for Q2 2021 set forth above:

Q2 2021
Same-Store NOI
Multifamily	$20.5 million - $21.0 million
Office	$18.0 million - $18.75 million
Other	~ $3.0 million
(a) Excludes gains or losses on sale of real estate

Washington Real Estate Investment Trust

Full Year 2021 Outlook

The Company is also providing the following key assumptions and metrics regarding general and administrative expense and interest expense for full year 2021. General and administrative expense is expected to range from $22.5 million to $23.5 million and interest expense is expected to range from $40.5 million to $41.5 million for the year. Development expenditures are expected to range from $5.0 to $7.5 million.

This Outlook excludes the impact of any potential acquisitions or dispositions. This Outlook is based on a number of factors, many of which are outside the Company's control and all of which are subject to change. WashREIT may change the guidance provided during the year as actual and anticipated results vary from these assumptions, but WashREIT undertakes no obligation to do so.

Q2 2021 Guidance Reconciliation Table

A reconciliation of projected net loss per diluted share to projected Core FFO per diluted share for the quarter ending June 30, 2021 is as follows:

	Low	High
Net loss per diluted share(a)	$(0.03)	$0.00
Real estate depreciation and amortization	0.35	0.35
NAREIT FFO per diluted share	0.32	0.35
Core adjustments	0.00	0.00
Core FFO per diluted share	$0.32	$0.35
(a) Excludes gains or losses on sale of real estate

Dividends

On April 5, 2021, WashREIT paid a quarterly dividend of $0.30 per share.

WashREIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on July 6, 2021 to shareholders of record on June 23, 2021.

Conference Call Information

The Conference Call for First Quarter 2021 Earnings is scheduled for Thursday, April 29, 2021 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until Thursday, May 13, 2021 at 11:00 P.M. Eastern Time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-481-4010
International Toll Number:        1-919-882-2331
Conference ID:                40266

The live on-demand webcast of the Conference Call will be available on the Investor section of WashREIT's website at www.washreit.com. Online playback of the webcast will be available following the Conference Call.

Washington Real Estate Investment Trust

About WashREIT

WashREIT owns and operates uniquely positioned real estate assets in the Washington Metro area. Backed by decades of experience, expertise and ambition, we create value by transforming insights into strategy and strategy into action. As of April 28, 2021, the Company's portfolio of 43 properties includes approximately 3.4 million square feet of commercial space and 7,059 multifamily apartment units. These 43 properties consist of 22 multifamily properties, 13 office properties, and 8 retail centers. Our shares trade on the NYSE. With a track record of driving returns and delivering satisfaction, we are a trusted authority in one of the nation's most competitive real estate markets.
Note: WashREIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WashREIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Currently, one of the most significant factors continues to be the adverse effect of the COVID-19 virus, including any variants and mutations thereof, the actions taken to contain the pandemic or mitigate the impact of COVID-19, and the direct and indirect economic effects of the pandemic and containment measures. The extent to which COVID-19 continues to impact WashREIT and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, the continued speed and success of the vaccine rollout, effectiveness and willingness of people to take COVID-19 vaccines, and the duration of associated immunity and their efficacy against emerging variants of COVID-19, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 16, 2021, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional factors which may cause the actual results, performance, or achievements of WashREIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements include, but are not limited to the risks associated with ownership of real estate in general and our real estate assets in particular; the economic health of the greater Washington metro region; the risk of failure to enter into and/or complete potential acquisitions and dispositions, at all, within the price ranges anticipated and on the terms and timing anticipated; changes in the composition of our portfolio; fluctuations in interest rates; reductions in or actual or threatened changes to the timing of federal government spending; the risks related to use of third-party providers; the economic health of our tenants; shifts away from brick and mortar stores to e-commerce; the availability and terms of financing and capital and the general volatility of securities markets; compliance with applicable laws, including those concerning the environment and access by persons with disabilities; the risks related to not having adequate insurance to cover potential losses; the risks related to our organizational structure and limitations of stock ownership; changes in the market value of securities; terrorist attacks or actions and/or cyber-attacks; failure to qualify and maintain our qualification as a REIT and the risks of changes in laws affecting REITs; and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2020 Form 10-K filed on February 16, 2021. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events, or otherwise.

This Earnings Release also includes certain forward-looking non-GAAP information. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these estimates, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable efforts.

Washington Real Estate Investment Trust

(1) NAREIT Funds From Operations (“FFO”) is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) in its NAREIT FFO White Paper - 2018 Restatement as net income (computed in accordance with GAAP) excluding gains (or losses) associated with sales of properties, impairments of depreciable real estate, and real estate depreciation and amortization. We consider NAREIT FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that NAREIT FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs. Our NAREIT FFO may not be comparable to FFO reported by other REITs. These other REITs may not define the term in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently. NAREIT FFO is a non-GAAP measure.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of WashREIT's operating portfolio and affect the comparative measurement of WashREIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs, severance expenses and other expenses related to corporate restructuring and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of WashREIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain or loss on sale, if any), plus interest expense, depreciation and amortization, lease origination expenses, general and administrative expenses, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We believe that NOI and cash NOI are useful performance measures because, when compared across periods, they reflect the impact on operations of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income. NOI and cash NOI exclude certain components from net income in order to provide results more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. As a result of the foregoing, we provide each of NOI and cash NOI as a supplement to net income, calculated in accordance with GAAP. Neither represents net income or income from continuing operations, in either case calculated in accordance with GAAP. As such, NOI and cash NOI should not be considered alternatives to these measures as an indication of our operating performance.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. Same-store properties include properties that were owned for the entirety of the year being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the year being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the year being compared. We define redevelopment properties as those for which have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared.

(4) Lease rate growth is defined as the average percentage change in gross (excluding the impact of concessions) and effective rent (net of concessions) for a new or renewed lease compared to the prior lease based on the move-in date. The blended rate represents the weighted average of new and renewal lease rate growth achieved.

(5) Represents total outstanding deferred rent net of the amount that has been repaid.

(6) Consists of retail centers: Takoma Park, Westminster, Concord Centre, Chevy Chase Metro Plaza, 800 S. Washington Street, Randolph Shopping Center, Montrose Shopping Center and Spring Valley Village.

(7) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a performance measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

Washington Real Estate Investment Trust

Ending Occupancy (i) Levels by Same-Store Properties (ii) and All Properties
	Ending Occupancy
	Same-Store Properties		All Properties
	1st QTR	1st QTR	1st QTR	1st QTR
Segment	2021	2020	2021	2020
Multifamily (iv)	94.9%	95.1%	94.9%	95.1%
Office	83.3%	86.8%	83.3%	88.1%
Other (iii)	87.4%	91.1%	87.4%	91.1%

Overall Portfolio (iv)	90.9%	92.4%	90.9%	92.5%
(i) Ending occupancy is calculated as occupied square footage or multifamily units as a percentage of total square footage or total multifamily units, respectively, as of the last day of that period. The occupied square footage for office and other properties includes short-term lease agreements.

(ii) Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or are ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which we have planned or are ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared. For Q1 2021 and Q1 2020, same-store properties exclude:

Development:
    Multifamily - Trove
Sold properties:
    Office - John Marshall II, Monument II, and 1227 25th Street NW

(iii) Same-Store Other consists of retail centers: Takoma Park, Westminster, Concord Centre, Chevy Chase Metro Plaza, 800 S. Washington Street, Randolph Shopping Center, Montrose Shopping Center and Spring Valley Village.

(iv) Ending occupancy excludes the addition of the total rentable units at Trove, which began to lease-up in the first quarter of 2020. Including Trove, multifamily ending occupancy was 92.0% and overall portfolio ending occupancy was 89.5% as of March 31, 2021.

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
OPERATING RESULTS	2021	2020
Revenue
Real estate rental revenue	$69,633	$76,792
Expenses
Real estate expenses	26,694	28,639
Depreciation and amortization	29,643	29,720
General and administrative expenses	5,604	6,337
	61,941	64,696

Real estate operating income	7,692	12,096
Other income (expense)
Interest expense	(10,123)	(10,845)
Gain on extinguishment of debt	—	468
Other income	1,284	—
	(8,839)	(10,377)

Net (loss) income	$(1,147)	$1,719

Net (loss) income	$(1,147)	$1,719
Depreciation and amortization	29,643	29,720
NAREIT funds from operations (1)	$28,496	$31,439

Non-cash gain on extinguishment of debt	$—	$(1,381)
Tenant improvements and incentives, net of reimbursements	539	(1,072)
External and internal leasing commissions capitalized	(538)	(529)
Recurring capital improvements	(867)	(988)
Straight-line rents, net	(548)	(663)
Non-cash fair value interest expense	—	(59)
Non-real estate depreciation & amortization of debt costs	1,344	942
Amortization of lease intangibles, net	377	457
Amortization and expensing of restricted share and unit compensation	1,664	1,778
Funds available for distribution (7)	$30,467	$29,924

Washington Real Estate Investment Trust

		Three Months Ended March 31,
Per share data:		2021	2020
Net (loss) income	(Basic)	$(0.02)	$0.02
	(Diluted)	$(0.02)	$0.02
NAREIT FFO	(Basic)	$0.34	$0.38
	(Diluted)	$0.34	$0.38

Dividends paid		$0.30	$0.30

Weighted average shares outstanding - basic		84,413	82,086
Weighted average shares outstanding - diluted		84,413	82,287
Weighted average shares outstanding - diluted (for NAREIT FFO)		84,495	82,287

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2021
	(unaudited)	December 31, 2020
Assets
Land	$551,578	$551,578
Income producing property	2,443,104	2,432,039
	2,994,682	2,983,617
Accumulated depreciation and amortization	(775,691)	(749,014)
Net income producing property	2,218,991	2,234,603
Properties under development or held for future development	30,840	37,615
Total real estate held for investment, net	2,249,831	2,272,218
Cash and cash equivalents	3,017	7,700
Restricted cash	576	603
Rents and other receivables	59,396	58,257
Prepaid expenses and other assets	67,216	71,040
Total assets	$2,380,036	$2,409,818

Liabilities
Notes payable, net	$945,634	$945,370
Line of credit	33,000	42,000
Accounts payable and other liabilities	60,339	58,773
Dividend payable	25,424	25,361
Advance rents	6,642	7,215
Tenant security deposits	10,095	9,990
Total liabilities	1,081,134	1,088,709

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Shares of beneficial interest, $0.01 par value; 150,000 and 100,000 shares authorized; 84,564 and 84,409 shares issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively	846	844
Additional paid in capital	1,651,680	1,649,366
Distributions in excess of net income	(325,469)	(298,860)
Accumulated other comprehensive loss	(28,473)	(30,563)
Total shareholders' equity	1,298,584	1,320,787

Noncontrolling interests in subsidiaries	318	322
Total equity	1,298,902	1,321,109

Total liabilities and equity	$2,380,036	$2,409,818

Washington Real Estate Investment Trust

The following tables contain reconciliations of net (loss) income to same-store net operating income for the periods presented (in thousands):

Three months ended March 31, 2021	Multifamily	Office	Corporate and other	Total
Same-store net operating income (2)	$20,751	$18,482	$3,497	$42,730
Add: Net operating income from non-same-store properties (2)	209	—	—	209
Total net operating income (2)	$20,960	$18,482	$3,497	$42,939
Add/(deduct):
Depreciation and amortization				(29,643)
General and administrative expenses				(5,604)
Interest expense				(10,123)
Other income				1,284
Net loss				$(1,147)

Three months ended March 31, 2020	Multifamily	Office	Corporate and other	Total
Same-store net operating income (2)	$22,803	$19,690	$3,207	$45,700
Add: Net operating (loss) income from non-same-store properties (2)	(210)	2,663	—	2,453
Total net operating income (2)	$22,593	$22,353	$3,207	$48,153
Add/(deduct):
Depreciation and amortization				(29,720)
General and administrative expenses				(6,337)
Gain on extinguishment of debt				468
Interest expense				(10,845)
Net income				$1,719

Washington Real Estate Investment Trust

The following table contains a reconciliation of net (loss) income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended March 31,
		2021	2020
Net (loss) income		$(1,147)	$1,719
Add:
Real estate depreciation and amortization		29,643	29,720
NAREIT funds from operations (1)		28,496	31,439
Add:
Gain on extinguishment of debt		—	(468)
Severance expense		173	—
Core funds from operations (1)		$28,669	$30,971

		Three Months Ended March 31,
Per share data:		2021	2020
NAREIT FFO	(Basic)	$0.34	$0.38
	(Diluted)	$0.34	$0.38
Core FFO	(Basic)	$0.34	$0.38
	(Diluted)	$0.34	$0.37

Weighted average shares outstanding - basic		84,413	82,086
Weighted average shares outstanding - diluted (for NAREIT and Core FFO)		84,495	82,287